Exhibit 23(b)(ii)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2021, with respect to the statutory-basis financial statements of MassMutual Ascend Life Insurance Company (formerly known as Great American Life Insurance Company) included in the Registration Statement (Form S-1 No. 333-269719) and related Prospectuses for the registration of “Index Summit 6 with Return of Premium” and “Index Summit 6” individual index-linked modified single premium deferred annuities.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 27, 2023